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          CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information of State Street Master Funds and to the use of our reports dated February 22, 2007, with respect to the financial statements of the State Street Equity 500 Index Portfolio and State Street Money Market Portfolio included in their respective Annual Reports dated December 31, 2006 that are incorporated by reference into this Post-Effective Amendment No. 10 to the Registration Statement (Form N-1A, No. 811-09599) of State Street Master Funds.


                                                           Ernst & Young LLP

Boston, Massachusetts
October 2, 2007